September 27, 1999

Securities & Exchange Commission
450 5th Street, N.W.
Washington, D.C.   20549


Re:  FRANKLIN FLOATING RATE TRUST
     Form N-SAR Screen 43

Gentlemen:

We were unable to enter the correct amounts on form NSAR question 86 because the program will only accept six digits.

Please note that the response to question number 86 on screen 43 should be answered as follows:

Common Stock Sales (000's omitted)
	Number of shares equals    107,109
	Net Consideration equals 1,066,617

Common Stock Repurchases (000's omitted)
	Number of shares equals    13,071
	Net Consideration equals  130,048

Sincerely,
FRANKLIN FLOATING RATE TRUST

S\Steve Gunn
Manager Fund Accounting